Exhibit 4

UNITHOLDER PURCHASE AGREEMENT

This Unitholder Purchase Agreement (this “Agreement”) is entered into as of this 19th day of November, 2003, between Ventas, Inc., a Delaware corporation (“Purchaser”), ElderTrust Operating Limited Partnership, a Delaware limited partnership (“EOP”), ElderTrust, a Maryland real estate investment trust (the “General Partner”), and the Seller identified on the signature pages hereof (“Seller”). Capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement (as hereinafter defined).

R E C I T A L S :

WHEREAS, as of the date hereof, Seller owns beneficially and of record the number and class of limited partnership interests (the “EOP Units”) in EOP identified on Schedule I hereto, representing all of Seller’s direct or indirect ownership interest in EOP;

WHEREAS, concurrently with the execution of this Agreement, Purchaser, Ventas Sub, LLC, a Delaware limited liability company which is a wholly owned subsidiary of Ventas Sub, LLC (“Merger Sub”), and the General Partner, will enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended and supplemented after the date hereof in accordance with its terms, the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the General Partner (the “Merger”);

WHEREAS, as a condition to the willingness of the General Partner, Purchaser and Merger Sub to enter into the Merger Agreement, Purchaser has requested that Seller sell to Purchaser all of the EOP Units owned by Seller; and

WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller all of Seller’s right, title and interest in and to the EOP Units, upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser, Seller, EOP and the Partnership agree as follows:

1. PURCHASE AND SALE OF SECURITIES.

(a) Subject to the terms and conditions hereof, contemporaneously with the consummation of the Merger, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in and to the EOP Units, for a consideration per EOP Unit equal to the product of (i) the number of shares of Company Common Stock as such Seller would have been entitled to receive had he converted such EOP Unit for shares of Company Common Stock immediately prior to the Merger multiplied by (ii) the Merger Consideration (such product, the “Purchase Price”). Upon receipt of such Purchase Price, Seller shall have no further claim or right, in its capacity as a limited partner of Seller, in respect of Seller’s EOP Units under the Second Amended and Restated Agreement of Limited Partnership, as heretofore and hereafter amended or supplemented in accordance with its terms (the “EOP Partnership Agreement”), of EOP, all of which shall be deemed to have been sold, assigned and transferred to Purchaser as of the closing of the purchase and sale of Seller’s EOP Units. Without limiting the foregoing, such rights shall include all rights to acquire additional Class A Units or other Partnership Units or Partnership Interests (as those terms are defined in the EOP Partnership Agreement) under the EOP Partnership Agreement. In the event the Effective Time does not occur for any reason, Purchaser shall have no further obligation to Seller under this Section 1(a) and, without limiting the generality of the foregoing, Purchaser shall have no obligation to pay the Purchase Price to Seller in the event the Effective Time does not occur.

(b) Such sales and purchases shall be effected by Seller delivering to Purchaser duly executed certificates or other instruments evidencing the EOP Units, together with appropriate instruments of transfer attached (duly endorsed or otherwise in form sufficient for transfer), against delivery by Purchaser to Seller of the Purchase Price. EOP and the General Partner consent to this Agreement and the transactions contemplated hereby and agree to record the transfer of the EOP Units to the Purchaser on the date of the closing of the purchases and sales referred to above and to admit the Purchaser as a Substituted Limited Partner (as defined in the EOP Partnership Agreement) as of such date.

(c) The Purchase Price shall be paid by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing.

(d) The closing of the purchases and sales referred to above shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019 on the date hereof.

2. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser that:

(a) Seller has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) Seller is the beneficial owner of the EOP Units set forth opposite the name of Seller on Schedule I hereto and will continue to be the beneficial owner of such EOP Units until the termination of this Agreement. Such EOP Units are exchangeable (through redemption and election to receive shares of Company Common Stock under the terms of the EOP Partnership Agreement) into the number of shares of Company Common Stock set forth on Schedule I hereto. Except as granted by this Agreement, the EOP Partnership Agreement and federal securities laws, Seller owns, and at the closing date hereunder will own, all of such EOP Units free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and as of the Effective Time shall have no claim against EOP with respect to any of such EOP Units held by Seller.

(c) This Agreement has been duly executed and delivered by Seller.

(d) This Agreement constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which Seller is trustee, (ii) conflict with or violate any law applicable to Seller or by which Seller or any of Seller’s properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Seller, including, without limitation, Seller’s EOP Units, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Seller is a party or by which Seller or any of Seller’s assets is bound or affected.

(f) Seller agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Purchaser, to carry out the purpose and intent of this Agreement.

(g) Other than the EOP Partnership Agreement, neither Seller nor any of its affiliates or related persons is a party to, or a beneficiary of, any agreement with, or undertaking from, EOP or the General Partner (or their respective affiliates) (“Partnership Entities”) under which any such person is entitled to any rights (including, without limitation, indemnity rights) of any kind whatsoever in respect of the operation of the business of any Partnership Entity, the ownership or disposition of any property by any Partnership Entity or the sale or liquidation of any Partnership Entity or the issuance or transfer of equity interests therein.

(h) Seller understands and acknowledges that Purchaser is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Seller.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller that:

(a) Purchaser has full power and legal right to execute and deliver this Agreement and to perform its obligations hereunder. Purchaser has authorized the execution,

delivery and performance of this Agreement, and each of the transactions contemplated hereby. No other action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(b) No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over Purchaser and no consent, approval or authorization of any other person is required for the execution, delivery or performance by Purchaser of its obligations hereunder, including without limitation the purchase of the EOP Units.

(c) Neither the purchase of the EOP Units nor the performance of Purchaser’s obligations hereunder will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time, or both, would constitute a default) under (i) the certificate of incorporation, bylaws or other organizational documents of Purchaser, (ii) any decree, judgment, order, law, treaty, rule, regulation or determination of any court, governmental agency or body or arbitrator having jurisdiction over Purchaser, as applicable, or any of its assets or properties or (iii) the terms of any material agreement to which Purchaser is a party or to which any of Purchaser’s properties are subject.

4. FURTHER ASSURANCES. From and after the date hereof, Seller shall execute all certificates, instruments, documents or agreements and shall take any other action which it is reasonably requested to execute or take to further effectuate the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller further agrees that prior to the closing of the purchase and sale hereunder, it will give any vote, approval, consent or waiver that may be required under the terms of the EOP Partnership Agreement in order to implement the Merger and the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, any waiver of notice with respect to the Merger under Section 8.5.C of the EOP Partnership Agreement. Seller agrees that it will, upon request by Purchaser, furnish written confirmation, in form and substance reasonably acceptable to Purchaser, of any such vote, approval, consent or waiver under the EOP Partnership Agreement.

5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective agreements, representations, warranties and other statements made by or on behalf each party hereto pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of any party, and shall survive delivery of any payment for the EOP Units.

6. TERMINATION. This Agreement shall terminate automatically upon the earlier to occur of (i) the termination of the Merger Agreement for any reason whatsoever and (ii) the mutual consent of the parties hereto; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination.

7. EXPENSES. Each party hereto shall be responsible for its own fees and expenses in connection with this Agreement.

8. INTERPRETATION OF THIS AGREEMENT.

(a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise by Seller without the prior written consent of Purchaser. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns. Purchaser may assign its rights hereunder to any entity in which it directly or indirectly owns a majority of the voting interests.

(c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d) All notices, requests, claims, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (i) three (3) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

If to Seller:	To the address for Seller set forth on Schedule I hereto

If to EOP or the the General Partner	ElderTrust
Little Falls Centre One

2711 Centerville Road, Suite 108
Attention: Michael Walker
Facsimile: (302) 993-1023

If to Purchaser:	Ventas, Inc.
4360 Brownsboro Road
Suite 115
Louisville, KY 40207-1642
Attention: T. Richard Riney, Esq.
Facsimile: (502) 357-9050

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Thomas M. Cerabino, Esq.
Facsimile: (212) 728-8111

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

(e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

(f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and specific performance of the terms and provisions of this

Agreement, subject to the discretion of the court before which any proceeding for such remedy may be brought.

(i) This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(j) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

VENTAS, INC.

By:	/s/ T. Richard Riney

Name: T. Richard Riney
Title: Executive Vice President and General Counsel

ELDERTRUST OPERATING LIMITED PARTNERSHIP

By:	ElderTrust, its General Partner

By:	/s/ Michael R. Walker

Name: Michael R. Walker
Title: Acting President, Chief Executive Officer and Chief Financial Officer

ELDERTRUST

By:	/s/ Michael R. Walker
Name: Michael R. Walker
Title: Acting President, Chief Executive Officer and Chief Financial Officer

SELLER:

SENIOR LIFECHOICE CORP.

By:	/s/ Michael R. Walker
Name: Michael R. Walker
Title: President

Schedule I

SELLER

Name and Address of Seller	Number of EOP Units Beneficially Owned (by Class)	Number of Shares of Company Common Stock Exchangeable for EOP Units Held by Seller
Senior LifeChoice Corp. 228 N. Garfield St., Kennett Square, PA 19348	165,850	165,850